UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

City Holding Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 18, 2005

To Our Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of City Holding Company to be held in the Walker Theater at the Clay Center for the Arts & Sciences - WV located at One Clay Square, Charleston, West Virginia 25301, on Wednesday, April 27, 2005 at 2:30 p.m. (The Walker Theater has its own entrance facing Brooks Street at the corner of Washington Street.) We look forward to personally greeting those of you who are able to attend the meeting.

The notice of meeting and proxy statement accompanying this letter describes the specific business to be acted upon.

In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the shareholders.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to vote, sign, date and promptly return the enclosed proxy in the postage-paid envelope provided.

City Holding Company thanks you for your consideration and your continued support.

Sincerely,

Gerald R. Francis
Chairman of the Board

CITY HOLDING COMPANY

25 Gatewater Road

Charleston, West Virginia 25356-0520

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 27, 2005

Notice is hereby given that the Annual Meeting of Shareholders of City Holding Company will be held in the Walker Theater at the Clay Center for the Arts & Sciences - WV located at One Clay Square, Charleston, West Virginia 25301, on Wednesday, April 27, 2005 at 2:30 p.m. (local time) for the following purposes:

1.	To elect six Class III directors to serve for a term of three years. The names of the nominees are set forth in the accompanying proxy statement.

2.	To ratify the Board of Directors’ appointment of Ernst & Young LLP as the independent registered public accounting firm for City Holding Company for 2005.

3.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 4, 2005 are the only shareholders entitled to notice of and to vote at the annual shareholders meeting.

By Order of the Board of Directors,

Victoria A. Evans,
Secretary

March 18, 2005

IMPORTANT NOTICE

We urge you to sign and return the enclosed proxy as promptly as possible regardless of your plans to attend the meeting. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

CITY HOLDING COMPANY

25 Gatewater Road

Charleston, West Virginia 25356-0520

PROXY STATEMENT

Information Concerning the Solicitation

This statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of City Holding Company (the “Company”) to be held on April 27, 2005.

The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company. The cost of preparing, assembling, and mailing the proxy material and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The Company does not currently intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their best efforts, by telephone or otherwise, to obtain proxies. The proxy materials are being mailed, on or about March 18, 2005, to shareholders of record at the close of business on March 4, 2005.

Annual Report

The Company’s Annual Report for the fiscal year ended December 31, 2004, is being furnished with this Proxy Statement to shareholders of record on the Record Date. The Annual Report to Shareholders does not constitute a part of this Proxy Statement or the proxy solicitation material.

Householding

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process is commonly referred to as “householding.”

The Company will implement “householding”, effective January 1, 2006 in an effort to reduce the number of duplicate mailings to the same address. This process benefits both shareholders and the Company, because it eliminates unnecessary mailings delivered to your home and helps to reduce the Company’s expenses. “Householding” will not be used, however, if the Company has received contrary instructions from one or more of the shareholders sharing an address. We will continue to “Household” indefinitely until you instruct us otherwise. You may notify the Company that you would like to receive separate copies of the Company’s annual report and proxy statement in the future by calling SunTrust Bank at 1-800-568-3476, or by mail to the attention of City Holding Company, c/o SunTrust Bank, Stock Transfer Department, Mail Code 258, Post Office Box 4625, Atlanta, GA 30302 . Even if your household receives only one annual report and one proxy statement, the Company will continue to send a separate proxy card for each shareholder residing at your address. Please note, however, that if you also hold shares of the Company in “street name” (e.g., in a brokerage account or retirement plan account) you may continue to receive duplicate mailings.

Voting Methods

The accompanying proxy is for use at the Annual Meeting if a shareholder either will be unable to attend in person or will be able to attend but wishes to vote by proxy. Shares may be voted by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet, or using a toll-free telephone number. Please refer to the proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available. (If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.) Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 6:00 a.m., Eastern Time, on April 27, 2005. Specific instructions to be followed by any shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. In the event that a shareholder’s proxy does not reference Internet or telephone information because the shareholder is not the registered owner of the shares, the shareholder should complete and return the paper proxy card in the self-addressed, postage-paid envelope provided.

The proxy may be revoked at any time before the shares subject to it are voted by (i) notifying, in writing, Victoria A. Evans, Corporate Secretary, City Holding Company, P. O. Box 7520, Charleston, WV 25356-0520, (ii) executing a proxy bearing a later date (including a proxy given over the Internet or by telephone), or (iii) voting in person at the Annual Meeting the shares represented by the proxy. (Your attendance at the Annual Meeting will not, by itself, revoke your proxy; you must vote in person at the Annual Meeting.) All shares of the Company’s common stock (the “Common Stock”) represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted FOR proposals 1 and 2. If any other matters are properly presented for consideration at the Annual Meeting, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At this time, the Company is not aware of any other matters that may come before the Annual Meeting.

Outstanding Voting Shares

Only shareholders of record at the close of business on March 4, 2005 are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 16,616,207 shares of Common Stock (after deducting an aggregate of 303,041 shares held in treasury). Each share has one vote. Directors are elected by a plurality of the votes cast. The affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP. In elections of directors, each shareholder shall have the right to cast one vote for each share of stock owned by him for as many persons as there are directors to be elected, or, upon notice to the Company at least 48 hours before the meeting and in accordance with West Virginia law, he may cumulate such votes and give one candidate as many votes as the number of directors to be elected multiplied by the number of his shares of stock, or he may distribute them on the same principle among as many candidates and in such manner as he shall desire. If one shareholder duly gives notice in accordance with West Virginia law that he intends to cumulate votes, all shareholders may do so. If any shares are voted for the election of directors, the persons named in the accompanying proxy card may, unless otherwise directed, cumulate their votes at their discretion and vote for less than all such nominees. For all other purposes, each share is entitled to one vote.

The presence, in person, or by properly executed proxy, of the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to a vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions will be counted as shares present for purposes of determining the presence of a quorum. As a consequence, abstentions will have the effect of votes against the proposal to ratify the appointment of Ernst & Young LLP. Because director nominees must receive a plurality of the votes cast at the meeting, a vote withheld will not affect the outcome of the election. Any shares held in street name that are not voted (“broker non-votes”) in the election of directors or the proposal to ratify the Company’s appointment of Ernst & Young LLP will not be included in determining the number of votes cast.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The Company’s only authorized voting equity security is its Common Stock, par value $2.50 per share.

Information as to Directors Who Will Not Stand for Re-election

Robert T. Rogers is retiring from the Board of Directors when his current term expires at the 2005 Annual Meeting as a result of the mandatory age requirements of the Company’s bylaws. The Company has benefited from and is grateful for the wisdom and guidance provided by Mr. Rogers during his period of service to the Company.

Beneficial Ownership of Directors and Named Executive Officers

The table below presents certain information as of March 1, 2005 regarding beneficial ownership of shares of Common Stock by directors, named executive officers listed under “Executive Officers of City Holding Company” on page 13, and all directors and executive officers as a group.

Name of Beneficial Owner	Sole Voting and Investment Power	Other (1)	Common Shares Subject to a Right to Acquire (2)	Aggregate Percentage Owned
Directors:
Samuel M. Bowling (3)	63,176	17,597		*
Hugh R. Clonch (3)	19,677	91,984		*
Oshel B. Craigo	10,146	2,912		*
William H. File III	12,776	999		*
Robert D. Fisher (3)	11,216			*
Gerald R. Francis	65,103	8,868	315,218	2.34%
Jay C. Goldman (3)	12,137			*
Charles R. Hageboeck (3)	24,650	10,064	33,050	*
David W. Hambrick	33,518	3,225		*
Tracy W. Hylton II	17,253			*
C. Dallas Kayser	34,249	489		*
Philip L. McLaughlin (3)	34,901	5,666		*
E. M. Payne III	5,195	54,230		*
James L. Rossi	10,159	260		*
Sharon H. Rowe	42,788	8		*
James E. Songer II	6,808	58,666		*

Name of Beneficial Owner	Sole Voting and Investment Power	Other (1)	Common Shares Subject to a Right to Acquire (2)	Aggregate Percentage Owned
Albert M. Tieche, Jr.	30,300			*
Mary H. Williams	7,401	56,740		*

Named Executive Officers:
Craig G. Stilwell	25,213	1,211	22,287	*
John A. DeRito			3,333	*
John W. Alderman III	750	1,591		*
David L. Bumgarner			2,500	*
Directors and Executive Officers as a group (22 persons)	467,416	314,510	376,388	6.97%

*	Less than 1%.

(1)	Includes shares (a) owned by or with certain relatives; (b) held in various fiduciary capacities; (c) held by certain corporations; (d) held in trust under the Company’s 401(k) Plan and Trust.

(2)	Includes options to acquire shares of the Company’s Common Stock that are exercisable within 60 days of March 1, 2005.

(3)	Messrs. Bowling, Clonch, Fisher, Goldman, Hageboeck and McLaughlin are nominees for re-election to the Board of Directors.

Principal Shareholder of the Company

The following table lists each shareholder of the Company who is the beneficial owner of more than 5% of the Company’s Common Stock, the only class of stock outstanding, as of March 1, 2005.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1) (2)	Percent of Class (2)
Barclay’s Global Investors, N.A. 45 Fremont Street, San Francisco, CA 94105-2228	931,891	5.63%

(1)	Barclays Global Investors (“Barclays”) manages institutional portfolios and the Barclays Global Investors family of mutual funds as well as iShare indexed closed end funds. The firm manages separate indexed growth, value, global (U.S./non-U.S.), fixed-income, and country specific portfolios. Barclays also sub-advises the Whatifi Family of Indexed Mutual Funds, as well as investment portfolios for Merrill Lynch, Wells Fargo, and E*Trade.

(2)	Information regarding Barclays holdings and percent of class are based solely upon the Company’s review of a Schedule 13G filed with the Securities and Exchange Commission pursuant to Rule 13d-1(b) for the period ended December 31, 2004.

GOVERNANCE AND NOMINATING COMMITTEE REPORT

The Governance and Nominating Committee of the Board of Directors (the “Governance Committee”) is comprised of six independent directors and operates under a written charter adopted by the Board of Directors. The Governance Committee is charged with the responsibilities of i) identifying individuals qualified to become Board members; ii) selecting or recommending that the Board select, the director nominees for the next annual meeting of shareholders; and iii) overseeing corporate governance matters for the Company.

During fiscal year 2004, the Governance Committee acted on several items relating to corporate governance, including but not limited to:

•	Implementing a formal self-assessment evaluation process.

•	Reducing the number of directors from twenty to nineteen.

•	Working in conjunction with the Compensation Committee to establish a CEO succession plan. The Governance Committee intends to review the CEO succession plan annually to ensure its adequacy.

•	Approving and recommending to the full Board of Directors a change in the Company’s bylaws to require all directors to attend eight hours of continuing education annually beginning in 2005.

•	Attending and sponsoring various ISS accredited director education programs for members of the Board of Directors.

In addition, the Governance Committee identified various areas that they intend to review during 2005 including, but not limited to:

•	Continuing efforts to reduce the size of the Company’s Board of Directors.

•	Adopting a stock ownership policy for the Company’s named executive officers.

•	Reviewing and discussing the possible declassification of the Board of Directors.

•	Reviewing and discussing the possible adoption of term limits for directors.

Director candidates are nominated by the Governance Committee. The Governance Committee will consider director candidates recommended by shareholders (see “Shareholders Proposals and Nominations” on page 27), other members of the Board, officers and employees of the Company and other sources that the committee deems appropriate. The Governance Committee’s written charter directs the committee to evaluate the candidates based upon the totality of the merits of each candidate and not based upon minimum qualifications or attributes. In considering individual nominees, the committee will take into account the qualifications of other Board members to ensure that a broad variety of skill sets and experience beneficial to the Company and its business are represented on the Board of Directors. The Governance Committee evaluates all director candidates in the same manner regardless of the source of the recommendation. Some of the criteria used by the committee to evaluate the candidates, including those selected for nomination at the 2005 Annual Meeting, include:

•	Personal and professional integrity

•	Prior business experience, including knowledge of the banking business

•	Education

•	Age

•	Skills that may be relevant to the Company’s business

•	Geographic distribution of the candidates

•	Prior Board experience with the Company or other publicly-traded companies

•	Involvement in community, business and civic affairs

The Governance Committee is also empowered to retain and to terminate outside advisors to assist in the performance of its functions with the sole authority to agree to fees and other terms of engagement. The committee did not hire any outside advisors to assist them with respect to the selection of candidates for director nominations in 2005.

The Governance Committee has nominated for election as Class III directors the following six candidates, all of whom currently serve as Class III directors of the Company: Samuel M. Bowling, Hugh R. Clonch, Robert D. Fisher, Jay C. Goldman, Charles R. Hageboeck and Philip L. McLaughlin. The Governance

Committee did not receive any recommendations from any shareholders in connection with the Annual Meeting.

Respectfully submitted,

Jay C. Goldman, Chairman

Oshel B. Craigo

Hugh R. Clonch

Robert D. Fisher

C. Dallas Kayser

James E. Songer II

February 17, 2005

ELECTION OF DIRECTORS (Proposal 1)

In accordance with the Company’s Bylaws, the Board of Directors is classified into three classes as nearly equal in number as the then total number of Directors constituting the whole Board permits. Each class is to be elected to separate three-year terms with each term expiring in different years. At each Annual Meeting, the directors or nominees constituting one class are elected for a three-year term. The term of those directors listed below as Class III expires at the Annual Meeting. There are six nominees for election as Class III directors to serve for terms of three years expiring at the Annual Meeting in 2008. Messrs. Bowling, Clonch, Fisher, Goldman, Hageboeck and McLaughlin currently serve as directors of the Company and will stand for re-election as Class III directors.

Each director elected will continue in office until a successor has been elected. If any nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy card intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee. The names of the nominees for directors of the Company and the names of the directors of the Company whose terms of office will continue after the Annual Meeting are listed in the following table.

Name	Age	Director Since		Principal Occupation During The Past Five Years
Class III Directors (Terms Expire in 2008)

Samuel M. Bowling	67	1983		President and Owner, Dougherty Co., Inc. (mechanical contractor).

Hugh R. Clonch	65	1995		President, Clonch Industries (lumber manufacturer).

Robert D. Fisher	52	1994		Partner, Adams, Fisher & Boggs, PLLC (law firm).

Jay C. Goldman	61	1988		President, Goldman and Associates (real estate). Former Mayor, City of Charleston, Charleston, WV.

Charles R. Hageboeck	42	2005	(2)	President and Chief Executive Officer, City Holding Company and City National Bank since February 1, 2005. Executive Vice President and Chief Financial Officer, City Holding Company and City National Bank from June 2001 – January 31, 2005. Director of Forecasting, Roche Diagnostics Corp. from 2000 - 2001. Chief Financial Officer, Peoples Bancorp. of Indianapolis, IN from 1997 – 1999.

Philip L. McLaughlin	64	1993	(1)	Retired as Chairman of the Board, City Holding Company in April 2002. Regional President (Allegheny Region), City National Bank from 1999 - June 2001.

The Board of Directors recommends that shareholders vote “FOR” all of the Class III nominees listed above.

Name	Age	Director Since		Principal Occupation During The Past Five Years
Class I Directors (Terms Expire in 2006)

David W. Hambrick	63	1993	(1)	Self-employed attorney since January 2005. Attorney, Guills & Via, PLLC (law firm) from January 2002 – December 2004. Self-employed attorney from March 2000 - December 2001. Former Vice President, City Holding Company from January 1999 - March 2000.

James L. Rossi	50	2001		Owner & President, James Rossi CPA, A.C. (public accounting). Member, Mason Development Group, LLC (commercial real estate development and leasing).

James E. Songer II	48	2000		President, Songer Insurance Agency (insurance agency). Owner, Homeseekers LLC (real estate sales and development).

Albert M. Tieche, Jr.	52	1992	(1)	General Manager, Black Knight Country Club (golf and country club) since February 2002. President, BHI, Inc. (surviving corporation of Beckley Hospital Inc.) 1977 - 2002.

Mary E. Hooten Williams	43	2001		Owner/Partner, Bistro Gourmet, LLC (gourmet food market and catering) since December 15, 2004. Treasurer, Hooten Equipment Company (dealers/distributors of commercial heating and air conditioning and suppliers of food service equipment) until December 15, 2004. Treasurer, Virginia Street Corporation (real estate). Pharmaceutical Sales Specialist, AstraZeneca, from September 2000 - August 2001.

Class II Nominees (Terms Expire in 2007):

Oshel B. Craigo	67	2001		Owner and Operator, Better Foods, Inc. (restaurants).

William H. File III	57	2001		Partner, File Payne Scherer & File, PLLC (law firm).

Gerald R. Francis	61	2001		President, First National Bank & Trust (privately-held bank), Indianapolis, IN since February 2005. Chairman of the Board, City Holding Company and City National Bank of West Virginia since April 2002. Former President and Chief Executive Officer, City Holding Company and City National Bank from January 2001 – January 31, 2005. President and Director, Peoples Bank Corp. of Indianapolis, IN from 1997 – 1999.

Tracy W. Hylton II	56	1993	(1)	President, Eller, Inc. (construction and reclamation company). Member, Harper Hotel LLC (management company). Member, HMTWH, LLC (real estate investments). President, Lightning, Inc. (lease holding and coal sales). Member, M & T, LLC (partner in coal loading dock). President, MIN, Inc. (coal sales). Vice President, Nell Jean Enterprises, Inc. (retail sales of mining, construction, sporting goods). President, Nell Jean Industries (heavy excavation and reclamation). President, New Land Leasing Company, Inc. (lease holding company). President, Patience, Inc. (surface coal mining). Member, T & M, LLC (land owner and lessor).

C. Dallas Kayser	53	1995		Senior Partner, Kayser, Layne & Clark, PLLC (formerly C. Dallas Kayser, LC) (law firm).

E. M. Payne III	69	1985	(1)	President, Piney Land Company (land management company) since July 2003. President, McCreery Coal Land Company (land management company). President, James T. McCreery Co. (land management company). President, Hilton Head Equity Mgmt. Co., Inc. (land management company). President, Combahee Investment Corp. (land management company). President, River Hills Land Company, LLP (land management company). Of Counsel, File Payne Scherer & File, PLLC (law firm) since July 2003. Partner, File Payne Scherer & File, PLLC (law firm) until June 30, 2003.

Sharon H. Rowe	53	2001		Vice President of Communications, The Greenbrier Resort and Club Management Company and Director of Communications, The Greenbrier (resort/hotel).

(1)	On December 31, 1998, the merger of Horizon Bancorp, Inc. (“Horizon”) into City Holding Company (“City Holding”) (the “Holding Company Merger”) was consummated and certain directors of Horizon became directors of City Holding.

(2)	Mr. Hageboeck was appointed to the City Holding Company Board of Directors effective February 1, 2005.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board of Directors

The Company is managed under the direction of the Board of Directors, which has adopted a Code of Ethics and charters for the Governance and Nominating Committee, Compensation Committee and the Audit Committee to set forth certain corporate governance practices. These documents are available on the Company’s Internet website at http://www.cityholding.com under the Corporate Governance tab.

Independence of Directors

The Board of Directors has determined that the following directors are “independent” within the meaning of the general independence standards in the listing standards of The Nasdaq Stock Market, Inc., the market on which shares of the Company’s Common Stock are quoted: Messrs. Clonch, Craigo, File, Fisher, Goldman, Hambrick, Hylton, Kayser, Payne, Rossi, Songer, Tieche and Mmes. Rowe and Williams.

Meetings of Independent Directors

Independent members of the Board of Directors meet in executive sessions without management. Executive sessions are led by a presiding director. Beginning in late 2004, independent members of the Board of Directors determined that they would meet in executive session following every regularly scheduled Board meeting. (Other sessions may be called by the presiding director in his or her own discretion or at the request of the independent members of the Board.) The independent directors met five times in 2004. The presiding director in 2004 was Mr. E. M. Payne, III. Mr. Payne was reappointed in February 2005 as the presiding independent director for the ensuing year.

Shareholders and other interested persons may contact the presiding director or the independent members of the Board of Directors as a group through the method described in “Communications with the Board of Directors” below.

Attendance at Annual Meeting

The Company expects all directors to attend the annual meeting of shareholders each year. All twenty directors attended the annual meeting of shareholders held on April 28, 2004.

Communications with the Board of Directors

The Board of Directors has unanimously approved a process for shareholders to send communications to the Board of Directors and individual directors. Shareholders and other interested persons may communicate with the full Board of Directors, a specified committee of the Board, the independent directors or a specified individual member of the Board in writing by mail c/o City Holding Company, 25 Gatewater Road, P. O. Box 7520, Charleston, WV 25356-0520, Attention: Corporate Secretary. All communications will be forwarded to the Board of Directors, the specified committee of the Board or the specified individual director, as appropriate. The Company screens all regular mail for security purposes.

Availability of Code of Ethics and Committee Charters

The Company’s Code of Ethics and the charters of the Audit Committee, Compensation Committee, and Governance and Nominating Committee are available on the Company’s Internet website at http://www.cityholding.com under the Corporate Governance tab.

Committees of the Board of Directors and Meeting Attendance

The full Board of Directors met 12 times during the fiscal year ended December 31, 2004. No member of the Board of Directors of the Company attended less than 75% of the aggregate meetings of the Board of Directors and all committees on which such director served during 2004.

Executive Committee

During 2004, the Executive Committee consisted of Messrs. Francis (Chairman), Bowling, McLaughlin, and Payne. Subject to limitations imposed by the West Virginia Business Corporation Act, the Executive Committee has the power to act between meetings of the Board on virtually all matters that the Board could act upon, but generally as a matter of practice reserves its function for special or emergency purposes. The Executive Committee did not meet during fiscal year 2004. In February 2005, the Executive Committee was restructured and is currently comprised of the following members: Messrs. Francis (Chairman), Bowling, Hageboeck and Payne.

Compensation Committee

During 2004, the Compensation Committee consisted of Messrs. Kayser (Chairman), Craigo, Clonch, Fisher, Goldman and Songer. The Board of Directors has determined that each of the current members of the Compensation Committee is “independent” within the meaning of the general independence standards of the listing standards of The Nasdaq Stock Market, Inc. For a description of the function of the Compensation Committee, see “Compensation Committee Report on Executive Compensation” beginning on page 17. The Compensation Committee met five times during the fiscal year ended December 31, 2004. No Compensation Committee member, except Mr. Craigo, attended fewer than 75% of the committee meetings held during the fiscal year ended December 31, 2004. In February 2005, all Compensation Committee members were reappointed to serve on the committee for the ensuing year.

Audit Committee

During 2004, members of the Audit Committee included Messrs. Rossi (Chairman), Hambrick, Hylton, Payne, Tieche and Ms. Rowe, none of whom is employed by the Company. The Board of Directors has determined that each of the current members of the Audit Committee is “independent” within the meaning of the enhanced independence standards for audit committee members in the Securities and Exchange Act of 1934 and rules thereunder, as amended, and as incorporated into the listing standards of The Nasdaq Stock Market, Inc. The Board of Directors has also determined that James L. Rossi, Chairman of the Audit Committee, is an “audit committee financial expert” within the meaning of the rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee held six meetings during fiscal year 2004. The Audit Committee selects the Company’s independent registered public accounting firm (subject to shareholder ratification), considers the scope of the audit, reviews the activities and recommendations made by the Company’s internal auditors, and considers comments made by the independent registered public accounting firm with respect to the Company’s internal control structure. No Audit Committee member, except Mr. Hylton, attended fewer than 75% of the committee meetings held during the fiscal year ended December

31, 2004. In February 2005, all Audit Committee members were reappointed to serve on the committee for the ensuing year.

Nominating Committee

During 2004, the Governance and Nominating Committee (“Governance Committee”) consisted of Messrs. Goldman (Chairman), Craigo, Clonch, Fisher, Kayser and Songer. The Board of Directors has determined that each of the current members of the Governance Committee is “independent” within the meaning of the general independence standards of the listing standards of The Nasdaq Stock Market, Inc. For a description of the function of the Governance Committee, see the “Governance and Nominating Committee Report” on page 5. The Governance Committee met twice during fiscal year 2004. No Governance Committee member, except Mr. Clonch, attended fewer than 75% of the committee meetings held during the fiscal year ended December 31, 2004.

Director Candidate Recommendations and Nominations by Shareholders. The Governance Committee’s Charter provides that the Governance Committee will consider director candidate recommendations by shareholders. Any shareholder entitled to vote for the election of directors may (1) recommend candidates for election to the Board of Directors or (2) nominate persons for election to the Board or Directors if such shareholder complies with the procedures set forth in the Company’s Amended and Restated Bylaws, which are summarized in “Shareholder Proposals and Nominations” beginning on page 27.

Governance and Nominating Committee Process for Identifying and Evaluating Director Candidates. For a description of the Governance Committee’s process for identifying and evaluating candidates for election to the Board of Directors, see the “Governance and Nominating Committee Report” on page 5. The Governance Committee did not receive any recommendations from any shareholders in connection with the 2005 annual meeting.

Compensation of Directors

During 2004, the Board compensation program was restructured based upon recommendations from an outside consultant retained for that purpose. (For a description of the program restructuring, see “Compensation Committee Report on Executive Compensation” beginning on page 17.) Non-employee directors of the Company received an annual retainer of $12,500, $500 for each Board meeting attended, $400 for each Audit Committee meeting attended and $250 for each Committee meeting, other than Audit, attended. In addition, Messrs. File, Goldman, Kayser, Payne and Rossi, received committee chair and lead director fees of $2,500, $5,000, $5,000, $5,000 and $10,000, respectively. Non-employee directors also receive equity compensation with a market value approximating $10,000 annually. Directors who are officers or employees of the Company and its subsidiaries receive no additional compensation for service on the Board or any of its Committees.

Mr. Bowling was paid $27,500 during fiscal year 2004 for serving as vice-chairman of the Board of Directors and is classified as an employee, with benefits commensurate with those available to all other employees of the Company. He was not paid any other fees for director or committee service or for meeting attendance.

Directors Payne, File, Songer, Hylton, and Tieche were directors of the former Bank of Raleigh, and are covered by the Bank of Raleigh Directors’ Deferred Compensation Plan. Under the terms of these plans, directors (or their survivors) are entitled to payments for a period of 15 years upon reaching retirement age, as defined by the plans, or death. The methodology for calculating future benefits for these directors was established at the time that the deferrals were made, and is unaffected by their current service on the Board of the Company. The Company accrues the present value of these obligations on its Consolidated Balance Sheet.

During fiscal year 2004, Mr. Rogers received retirement benefit payments totaling $14,748 under the National Bank of Summers Directors’ Deferred Compensation Plan. Mr. Rogers’ retirement benefit payments began at age 65, as provided for under that plan.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Audit Committee”) is comprised of six independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee approves the selection of the Company’s independent registered public accounting firm, subject to shareholder ratification. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm.

Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Ernst & Young.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards), as amended.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Ernst & Young that firm’s independence from the Company. The Audit Committee has also considered whether the provision of non-audit related services by Ernst & Young is compatible with maintaining Ernst & Young’s independence and determined that Ernst & Young’s independence has not been impaired.

Based upon the Audit Committee’s discussions with management and Ernst & Young and the Audit Committee’s review of the representations of management and the report of Ernst & Young to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

Respectfully submitted,

James L. Rossi, Chairman

David W. Hambrick

Tracy W. Hylton, II

E.M. Payne III

Sharon H. Rowe

Albert M. Tieche, Jr.

February 22, 2005

This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless the Company specifically incorporates this report by reference. It will not be otherwise filed under such Acts.

EXECUTIVE OFFICERS OF CITY HOLDING COMPANY

At March 18, 2005, the executive officers of the Company were as follows:

Name	Age	Business Experience
Charles R. Hageboeck	42	President and Chief Executive Officer, City Holding Company and City National Bank since February 1, 2005. Executive Vice President and Chief Financial Officer, City Holding Company and City National Bank from June 2001 – January 31, 2005. Director of Forecasting, Roche Diagnostics Corp. from 2000 - 2001. Chief Financial Officer, Peoples Bancorp of Indianapolis, IN from 1997 – 1999.

Craig G. Stilwell	49	Executive Vice President of Retail Banking since February 23, 2005. Executive Vice President of Marketing & Human Resources, City Holding Company and City National Bank May 2001 – February 22, 2005. Industry Consulting Leader-Financial Services, Olive LLP from 1999 - 2001. Senior Vice President, Human Resources & Marketing, Peoples Bank Corp. of Indianapolis, IN from 1978 - 1999.

John A. DeRito	55	Executive Vice President of Commercial Banking, City Holding Company and City National Bank since June 25, 2004. Credit Officer, Central West Virginia Region, BB&T from November 2000 – June 2004. Senior Vice President & Credit Officer, One Valley Bank from November 1983 – November 2000 .

John W. Alderman, III	40	Senior Vice President and Chief Legal Counsel, City Holding Company and City National Bank since April 1997.

David L. Bumgarner	40	Senior Vice President and Chief Financial Officer, City Holding Company and City National Bank since February 23, 2005. Audit Senior Manager, Arnett & Foster, PLLC from August 2000 – January 2005. Assistant Controller/Director of Accounting, Eastern States Oil & Gas, Inc. from May 1998 – August 2000.

EXECUTIVE COMPENSATION

The following table sets forth the annual compensation for the Company’s Chief Executive Officer during 2004 and the Company’s four other most highly paid executive officers (the “named executive officers”) whose salary and bonus for the last fiscal year exceeded $100,000, as well as the total compensation paid to each individual during the Company’s last three fiscal years:

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Securities Underlying Options (#)	All Other Compensation ($)(2)
Gerald R. Francis (3) President, Chief Executive Officer and Director	2004 2003 2002	420,000 400,000 400,000	659,400 680,000 581,000	50,000 50,000 100,000	20,384 18,642 18,239

Charles R. Hageboeck Executive Vice President and Chief Financial Officer	2004 2003 2002	231,000 220,000 220,000	181,335 187,000 160,500	10,000 10,000 20,000	7,040 6,540 6,063

William L. Butcher (4) Executive Vice President, Retail Banking	2004 2003 2002	210,000 200,000 200,000	164,850 170,000 146,000	10,000 10,000 20,000	6,790 6,486 6,003

Craig G. Stilwell Executive Vice President, Director of Human Resources & Marketing	2004 2003 2002	184,000 175,000 175,000	144,440 148,750 127,875	10,000 10,000 20,000	6,170 5,886 5,973

John S. Loeber (5) Executive Vice President, Commercial Banking and Chief Credit Officer	2004 2003 2002	112,783 200,000 200,000	0 170,000 171,000	10,000 10,000 20,000	73,402 8,322 8,002

John A. DeRito (6) Executive Vice President, Commercial Banking	2004	75,000	77,108	10,000	2,783

(1)	Bonus amounts paid for 2004, 2003 and 2002 were determined based upon the Company’s profitability for the year.

(2)	“All Other Compensation” for 2004 consisted of the following: (i) the Company’s matching contribution under the City Holding Company 401(k) Plan & Trust in the amount of $6,500 each for Messrs. Francis and Hageboeck, $6,250 for Mr. Butcher, $5,439 for Mr. Stilwell and $2,297 for Mr. DeRito; and (ii) group term life insurance premium payments in the amount of $3,564 for Ms. Francis, $540 each for Messrs. Hageboeck and Butcher, $731 for Mr. Stilwell and $486 for Mr. DeRito; and (iii) an automobile allowance of $10,320 for Mr. Francis.

(3)	Mr. Francis resigned as President and Chief Executive Officer effective February 1, 2005. Mr. Francis currently serves as non-executive Chairman of the Board.

(4)	Mr. Butcher entered into a Joint Agreement of Separation with the Company on February 23, 2005.

(5)	Mr. Loeber retired on July 15, 2004. 2004 salary reflects Mr. Loeber’s employment through that date. “All Other Compensation” for Mr. Loeber includes: (i) $67,833 in severance payments; (ii) group term life insurance payments in the amount of $ 2,185; and (iii) the Company’s matching amount under the City Holding Company 401(k) Plan & Trust in the amount of $3,384.

(6)	2004 salary reflects Mr. DeRito’s employment beginning in June 2004. Mr. DeRito’s 2004 bonus amount includes a signing bonus of $20,000 and a performance bonus of $57,108.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

The following table shows the stock options granted to each named executive officer during the fiscal year ended December 31, 2004. The Company did not grant any stock appreciation rights (“SARs”) during the 2004 fiscal year.

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/sh)	Expiration Date	Grant Date Present Value ($)
Gerald R. Francis	50,000	46.51%	$33.90	2/24/2014	$515,500

Charles R. Hageboeck	10,000	9.30%	$33.90	2/24/2014	$103,100

William L. Butcher	10,000	9.30%	$33.90	2/24/2014	$103,100

Craig G. Stilwell	10,000	9.30%	$33.90	2/24/2014	$103,100

John A. DeRito	10,000	9.30%	$32.41	6/28/2014	$100,100

In accordance with the Securities and Exchange Commission rules, grant date present value is determined using the Black-Scholes Model. The Black-Scholes Model is a complicated mathematical formula widely used to arrive at short-term valuations for exchange-traded options. Stock options granted by the Company are long-term, non-transferable, and subject to vesting restrictions. The Black-Scholes Model relies on several key assumptions to estimate the present value of options, including the volatility of, and dividend yield on, the security underlying the option, the risk-free rate of return on the date of grant and the estimated time period until exercise of the option. In calculating the grant date present value for City Holding Company Common Stock, the volatility was calculated using month-end closing prices of City Holding Common Stock between January 1996 and June 2004. The risk-free rate of return was fixed at the rate of the five-year U.S. Treasury Note for the month as reported in Federal Reserve Statistical Release H.15(159), and the estimated time period until exercise was assumed to be five years. The following assumptions were used in the table:

Stock Option Grant	Expiration Date	Volatility	Dividend Yield	Risk Free Rate of Return	Time Period
February 25, 2004	February 24, 2014	0.41%	2.86%	3.04%	5.0 years

June 29, 2004	June 28, 2014	0.40%	2.95%	3.89%	5.0 years

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION/SAR VALUES

The following table shows the stock options exercised by the named executive officers during the fiscal year ended December 31, 2004 and the number and value of all unexercised options held by the named executive officers at December 31, 2004.

			Number of Securities Underlying Unexercised Options at Fiscal Year End(#)		Value of Unexercised In-the-Money Options at Fiscal Year End($)
Name	Shares Acquired On Exercise(#)	Value Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Gerald R. Francis	—	—	315,218	50,000	$7,743,496.82	$117,000.00

Charles R. Hageboeck	10,950	$241,285.58	33,050	10,000	$644,596.92	$23,400.00

William L. Butcher	17,483	$434,627.38	32,517	10,000	$612,204.57	$23,400.00

Craig G. Stilwell	18,713	$401,428.27	22,287	10,000	$377,348.88	$23,400.00

John A. DeRito	—	—	3,333	6,667	$12,765.39	$25,534.61

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about stock options outstanding and shares available for future awards under the Company’s equity compensation plans as of December 31, 2004.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	(b) Weighted-average exercise price of outstanding options, warrants and rights (1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders

1993 Stock Incentive Plan (2)	504,807	$13.21	0

2003 Incentive Plan	97,500	$33.59	902,500

Equity compensation plans not approved by security holders (3)	0	0	0

(1)	This column contains information regarding employee stock options only; there are no warrants or stock appreciation rights outstanding.

(2)	After March 2003, no additional options can be granted under the 1993 Stock Incentive Plan.

(3)	The Company does not have any equity compensations plans that have not been approved by shareholders.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

To the Board of Directors of City Holding Company:

The Compensation Committee of the Board of Directors (the “Committee”) is comprised of six independent directors and operates under a charter approved by the Board of Directors. The Committee is charged with the design and implementation of compensation plans affecting the Board of Directors and the Company’s executive officers, including salary, bonuses, annual grants of stock options, and any other forms of compensation.

Basis for Director Compensation

During 2004, the Committee engaged Clark Consulting to make recommendations in regard to the Company’s compensation of its Board of Directors. After reviewing the compensation practices of the Company’s peers, Clark Consulting recommended an increase in the retainer for all non-employee directors to $12,500 annually, an increase in fees for audit committee meetings to $400 per meeting, the establishment of additional annual retainers of $5,000 for the Board’s lead outside director, $10,000 for the chair of audit committee, $5,000 each for the chairs of the compensation committee and the governance and nominating committee, and $2,500 for the chair of the trust committee. Further, Clark Consulting recommended annual equity grants of City Holding Company common stock with a market value of $10,000 in lieu of cash bonuses based upon Company performance. Stock awards were determined to more closely align the interests of the directors with those of shareholders, who in turn are focused on the long-term performance of the Company. Clark also recommended that Board members that attend continuing education receive a stipend of $500 for a day of approved continuing education completed. During 2004, these recommendations were approved by the Compensation Committee and the full Board of Directors.

Executive Compensation

The Company’s executive compensation program includes three components: base salary, an incentive program for annual bonuses, and stock awards. Each element of the Company’s executive compensation program has a somewhat different purpose. The Committee believes that its principal responsibility is to ensure that the Company’s compensation practices allow the Company to attract and retain qualified management and to incent and reward executive performance in ways that are aligned with increasing shareholder value. Further, the Committee believes that overall compensation should be significantly dependent upon performance as measured by the Company’s profitability and the market price of the Company’s Common Stock. A significant portion of the compensation of executive officers of the Company is tied to the incentive program and stock awards. The incentive plan for annual bonuses for executive officers of the Company is based upon the profitability achieved by the Company in the fiscal year. Stock options provide a long-term incentive for future performance that aligns executive officers’ interests with those of the shareholders in general. During 2004, and under the Company’s 2003 Stock Incentive Plan, the Committee recommended, and the full Board approved, grants of stock options to executive officers of the Company. These grants were made at current market value with vesting to occur only after six years, or earlier upon the achievement of certain target share price thresholds, in order to more closely align the benefits to the officer with benefits to the shareholder.

In order to attract and retain the qualified management able to lead the Company successfully, the Committee believes that overall executive compensation must be set at levels commensurate with similarly sized high performing financial institutions and that consideration must be given to the nature and scope of the executive officer’s responsibilities, performance, experience, and credentials. Salary payments during 2004 were made to the executive officers after review and consideration of all of these factors. Base salaries of the executive officers, which were not increased in 2003, were increased by 5% in 2004. Bonuses for 2004 were based upon the Company’s profitability, as measured by return on average equity. During 2004, the Company achieved a return on average equity of 22.4% as compared to 24.5% during 2003. This represented the 8th best performance among publicly traded banking institutions in the U.S. with total assets between $1 and $5 billion during 2004. By an alternative measure of profitability, return on average assets, the Company turned in the best performance among publicly traded banking institutions in the U.S. with total assets between $1 and $5 billion during 2004 as the return on average assets was 2.10% in 2004 as compared to 2.18% in 2003.

Basis for Chief Executive Officer Compensation

The Company’s CEO during 2004 was Gerald R. Francis who was employed under an Amended and Restated Employment Agreement dated November 18, 2003. See “Other Executive Compensation Plans and Arrangements: Employment and Consulting Agreements” beginning on page 20. For 2004, Mr. Francis earned $420,000 in salary as shown in the Summary Compensation Table on page 14. Mr. Francis’ base compensation was determined after the Committee considered Mr. Francis’ experience and achievements, both at the Company and in leading other institutions within the industry, as well as compensation levels at comparable companies. His base salary increased 5% in 2004, the first increase since 2002. Mr. Francis’ bonus was based upon the Company’s return on average equity during 2004 under a formula specified in his employment contract. Under that contract, Mr. Francis was eligible for a maximum bonus of 100% of his base salary if the Company achieved a return on average equity of 16%.

In January of 2002, the Board determined that the limitation in the executive management contracts did not operate in the best interests of the Company and did not provide the management team with sufficient incentives to maximize the Company’s performance. As a result of Mr. Francis’ efforts to increase the Company’s profitability in 2004, the Company’s net income rose from $43.7 million in 2003 to $46.3 million in 2004. The return on average equity for 2004 was 22.4%. After considering the impact to earnings from the settlement of litigation brought on December 31, 2001 in a derivative action against certain current and former directors and former executive officers of the Company and City National Bank seeking to recover alleged damages on behalf of the Company and City National Bank, as well as certain other non-cash charges, the Committee determined that a bonus of $659,400 best represented the Company’s underlying performance during 2004 and approved Mr. Francis’ bonus accordingly. Therefore, Mr. Francis’ total cash compensation for 2004 (base salary and bonus and other cash compensation) was $1,079,400. Mr. Francis’ total cash compensation is comparable to average total compensation during 2003 (the most current information available) for banks with assets between $1 and $5 billion and return on average equity of over 15% as reported by SNL Executive Compensation Review.

Additionally, the Company granted Mr. Francis options to purchase 50,000 shares of the Company’s Common Stock on February 25, 2004 at an exercise price of $33.90 based on that day’s closing stock price.

These stock options were scheduled to vest after six years or earlier in equal parts following a sustained increase in the Company’s stock price to $35.90 (5.9% increase), $37.90 (11.8% increase) and $39.90 (17.7% increase) per share. While requiring that the stock achieve certain price targets prior to management having the ability to exercise the option earlier than the normal vesting schedule is not uncommon, the Committee believes that it ensures that shareholders benefit at the same time that management benefits from the grant of options. The Committee’s grant was made in light of its desire to link Mr. Francis’ long-term compensation with the Company’s success and after a review of option grants at similar institutions. Mr. Francis forfeited the 50,000 shares granted to him in 2004 because those shares had not vested when he left the Company.

Compensation for Other Executive Officers

Similarly, the Committee approved the CEO’s recommendation to increase base salaries in regard in 2004 for the other executive officers by 5% based upon their responsibilities, experience, achievements, and compensation levels at similar institutions. No increases in base salary were made for these officers in 2003. Based upon the Company’s profitability, as calculated using return on average equity, the other executive officers received bonuses pursuant to their employment contracts, as modified by the Committee based on the return on average equity formula described above. The Committee believes that the bonuses paid to the other executive officers aligned the interests of those executive officers with those of the shareholders. The Company granted options to purchase 10,000 shares of the Company’s Common Stock to each of the other executive officers on February 25, 2004 at an exercise price of $33.90, which were scheduled to vest after six years or earlier in equal parts following a sustained increase in the Company’s stock price to $35.90, $37.90, and $39.90 per share. As described above, the Committee believes that linking the vesting of the stock options with increases in share prices ensures that the executive officers benefit under the stock option only as shareholders benefit. Mr. Loeber and Mr. Butcher each forfeited the 10,000 shares granted to them in 2004 because those shares had not vested when they left the Company.

Respectfully submitted,

C. Dallas Kayser, Chairman

Oshel B. Craigo

Jay C. Goldman

Robert D. Fisher

James E. Songer II

February 17, 2005

This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless the Company specifically incorporates this report by reference. It will not be otherwise filed under such Acts.

STOCK PERFORMANCE

The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to the Company’s shareholders during the five-year period ended December 31, 2004, as well as an overall stock market index (The Nasdaq Stock Market Index) and the Company’s Peer Group. The Peer Group consists of certain publicly-traded banking institutions over $1 billion but less than $7 billion in assets located in West Virginia and adjoining states. The trading symbols for such financial institutions include: FCBC, SASR, CTBI, FNBP, NPBC, UBSH, WSBC, VFGI, KNBT, CMTY, HNBC, PRK, PVSA, RBCAA, PEBO, SLFI, STBA, UBSI, FFBC and UVSP.

Comparison of Five-Year Cumulative Total Return

Among City Holding Company, Nasdaq Stock Market Index and Peer Group

This graph shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless the Company specifically incorporates this report by reference. It will not be otherwise filed under such Acts.

OTHER EXECUTIVE COMPENSATION PLANS AND ARRANGEMENTS

Employment and Consulting Agreements

The Company entered into an employment agreement with Gerald R. Francis on January 31, 2001. The agreement specifies terms of employment, including compensation in the form of salary, a bonus formula, stock options granted at the date of hire, and other benefits that the Company believes are typical for executives with his experience and responsibilities. The Company has announced that Gerald R. Francis resigned as President and Chief Executive Officer of the Company effective February 1, 2005. Accordingly, on that date, Mr. Francis’ Employment Agreement dated January 31, 2001, terminated and the severance provisions of that agreement became applicable. Under the agreement, Mr. Francis is entitled to receive 60% of his Termination Compensation for the next five years. Mr. Francis’ Termination Compensation is defined in reference to the highest annual compensation reported in the Company’s Summary Compensation Table for both Salary and Bonus in the three most recent calendar years ending prior to the date of termination. In 2003, Mr. Francis’ received salary and bonus totaling $1,080,000. Therefore, he will receive severance payments totaling $648,000 annually for five years. The Company had previously accrued an amount sufficient to cover these severance payments. In addition, Mr. Francis is eligible to receive health insurance coverage on the same terms as were in effect prior to his termination, under the Employer’s plans or comparable coverage, for five years from the date of termination.

During 2001, the Company entered into employment contracts with William L. Butcher, Charles R. Hageboeck, John S. Loeber and Craig G. Stilwell (individually, the “named executive”) on their dates of hire. The agreements specify terms of employment, including compensation in the form of salary, a bonus formula, and stock options granted at the date of hire. The contracts for the named executives terminate on the day next preceding the fifth anniversary of the date of the contracts, except that on each monthly anniversary date, the agreements are automatically extended for an additional month. The agreements provide that if the named executive voluntarily terminates his employment, he will be entitled to receive annually 40% of his Termination Compensation during the applicable Severance Period, as these terms are defined. If the named executive voluntarily terminates his employment after serving through the fourth anniversary of his hire date, the Severance Period would be five years. In the event the named executive’s employment is terminated by the Company other than for “just cause”, the named executive will receive his Termination Compensation for two years. In the event of a change of control of the Company, the named executive may voluntarily terminate employment with the Company up until 24 months after the change of control and be entitled to receive in a lump sum (i) any compensation due but not yet paid through the date of termination and (ii) an amount equal to 100% of his Termination Compensation multiplied by a factor of 2.00.

During 2004, John S. Loeber retired from active employment with the Company. Under the terms of his agreement, which cost has been fully accrued, Mr. Loeber is receiving severance payments of $148,000 for four years for a total of $592,000. In addition, Mr. Loeber is eligible to receive health insurance coverage on the same terms as were in effect prior to his termination, under the Employer’s plans or comparable coverage, for four years from the date of termination. William L. Butcher entered into a Joint Agreement of Separation on February 23, 2005, whereby the Company and Mr. Butcher agreed to sever their existing employment relationship. Accordingly, on that date, Mr. Butcher’s Amended and Restated Employment Agreement dated November 18, 2003, terminated and the severance provisions of that agreement became applicable. Under the agreement, because Mr. Butcher was terminated without cause, Mr. Butcher is entitled to receive Termination Compensation for the next two years calculated using the highest annual compensation reported in the Company’s Summary Compensation Table for both Salary and Bonus for the three most recent calendar years. In 2004, Mr. Butcher received $374,850. Therefore, he will receive severance payments of $374,850 for two years, an amount which was nearly fully accrued at the time of termination. Under the terms of the Amended and Restated Employment Agreement, Mr. Butcher would have been eligible to voluntarily resign at any date after April 12, 2005 and have received the same severance benefit. Mr. Butcher is eligible to receive health insurance coverage on the same terms as were in effect prior to his termination, under the Employer’s plans or comparable coverage, for two years.

On January 31, 2005, the Company elected to fix the terms of the employment agreements with Mr. Butcher, Mr. Stilwell and Mr. Hageboeck for three years, to expire in February 2008.

The Company and Mr. Hageboeck had previously entered into an Employment Agreement, effective as of June 11, 2001. The parties entered into an Amended and Restated Employment Agreement, effective as of November 18, 2003. On February 1, 2005, as a result of Mr. Hageboeck’s appointment as President and Chief Executive Officer of the Company, the Company and Mr. Hageboeck amended that Employment Agreement. The Employment Agreement, as amended (the “Employment Agreement”), provides that effective February 1, 2005, Mr. Hageboeck will serve as the President and Chief Executive Officer of the Company and as President and Chief Executive Officer of the Company’s wholly-owned subsidiary, City National Bank. Pursuant to a letter dated January 31, 2005, from the Company to Mr. Hageboeck (the “Letter Agreement”), the Employment Agreement will have a term of three years commencing from February 11, 2005.

Under the Employment Agreement, Mr. Hageboeck’s compensation will consist of a base annual salary at a rate of no less than $325,000 per year, payable in accordance with the payroll practices of the Company applicable to its officers. Additionally, Mr. Hageboeck will be paid a bonus at the end of the Company’s fiscal year calculated based on the Company’s return on average equity, if return on average equity is at least 12%, payable as follows: (1) if the Company’s return on average equity is 12%, Mr. Hageboeck will receive a bonus of 20% of his annual salary; (2) if return on average equity is greater than 12%, Mr. Hageboeck will receive a bonus of 20% of his annual salary plus an additional 5% of annual salary for each 1% increase in return on average equity over 12%; (3) if return on average equity results in a fraction of 1%, then the bonus will be calculated based on the foregoing formula, using the fractional portion of return on average equity times 5%; and (4) if return on average equity is less than 12%, unless otherwise approved in the discretion of the Board of Directors or its Executive Compensation Committee, no bonus will be payable.

The Employment Agreement provides that if the Company terminates Mr. Hageboeck’s employment other than for Just Cause (as defined in the Employment Agreement), Mr. Hageboeck will be entitled, subject to his compliance with certain non-competition provisions, to receive an annual salary equal to the highest amount of cash compensation (including bonuses) received during any of the preceding three calendar years (“Termination Compensation”) times 2.00. If such termination occurs within six months preceding, or within 24 months following, a Change of Control (as defined in the Employment Agreement), Mr. Hageboeck will be entitled, at his election, to receive a lump sum amount equal to the Termination Compensation times 2.00. Mr. Hageboeck would continue to receive health insurance coverage for two years.

If Mr. Hageboeck voluntarily terminates his employment, subject to certain non-competition provisions, or upon death, Mr. Hageboeck will be entitled to receive 40% of the Termination Compensation for the Applicable Severance Period (defined below). Mr. Hageboeck would continue to receive health insurance coverage for the Applicable Severance Period. If Mr. Hageboeck terminates his employment for Good Reason (defined below), he may elect instead to receive a lump sum amount consisting of (1) any compensation due but not yet paid through the date of termination, and (2) in lieu of any further salary payments, an amount equal to the Termination Compensation times 2.00. Mr. Hageboeck would continue to receive health insurance coverage for the Applicable Severance Period.

If Mr. Hageboeck is deemed to become disabled, Mr. Hageboeck, during the first 12 months after his termination due to disability, will receive all compensation for which he would have been entitled if he had not been disabled, except such amount would be reduced by any compensation received pursuant to any applicable disability insurance plan of the Company. Thereafter, he will receive 40% of Termination Compensation for the Applicable Severance Period.

In addition to the foregoing, if Mr. Hageboeck dies, becomes disabled, is terminated without Just Cause or terminates his employment for Good Reason, Mr. Hageboeck will also be paid an additional lump sum payment equal to the Termination Compensation.

“Applicable Severance Period” means the period of time set forth below if termination occurs during the corresponding period indicated:

Four Years	Through June 11, 2005
Five Years	After June 11, 2005

“Good Reason” means the occurrence of any of the following events without Mr. Hageboeck’s express written consent: (1) the assignment to Mr. Hageboeck of duties inconsistent with the position status of the offices and positions provided for in the Employment Agreement; (2) a reduction by the Company in Mr. Hageboeck’s base salary then in effect or the exclusion of Mr. Hageboeck from participation in the Company’s benefit plans; (3) an involuntary relocation of Mr. Hageboeck more than 50 miles from the location where he worked immediately following his most recent voluntary relocation or the breach by the Company of any other material provision of the Employment Agreement; (4) any purported termination of the employment of Mr. Hageboeck by the Company which is not effected in accordance with the Employment Agreement; or (5) the occurrence of a Change of Control within the period of 24 months preceding such termination. The agreement defines “Change in Control” to mean, among other things, if any person or group of persons owns beneficially 25% or more of the combined voting power of the Company’s then-outstanding securities.

Pursuant to the Letter Agreement, if after the term of the Employment Agreement Mr. Hageboeck’s continued employment terminates due to death, disability, termination other than for Just Cause or voluntary termination, the Company will pay him (or his estate) the same compensation and provide the same health insurance coverage following termination as he would have been entitled to receive had the Employment Agreement been terminated during its term.

The Company and Mr. Stilwell had previously entered into an Employment Agreement, effective as of May 15, 2001. The parties entered into an Amended and Restated Employment Agreement, effective as of November 18, 2003. On February 25, 2005, the Company and Mr. Stilwell amended that Employment Agreement. The Employment Agreement, as amended (the “Employment Agreement”), provides that Mr. Stilwell will serve as Executive Vice President of Retail Banking of the Company and its wholly-owned subsidiary, City National Bank of West Virginia. Pursuant to a letter dated January 31, 2005, from the

Company to Mr. Stilwell (the “Letter Agreement”), the Employment Agreement will have a term of three years commencing from February 15, 2005.

The Employment Agreement provides that if the Company terminates Mr. Stilwell’s employment other than for Just Cause (as defined in the Employment Agreement), Mr. Stilwell will be entitled, subject to his compliance with certain non-competition provisions, to receive an annual salary equal to the highest amount of cash compensation (including bonuses) received during any of the preceding three calendar years (“Termination Compensation”) times 2.00. If such termination occurs within six months preceding, or within 24 months following, a Change of Control (as defined in the Employment Agreement), Mr. Stilwell will be entitled, at his election, to receive a lump sum amount equal to the Termination Compensation times 2.00. Mr. Stilwell would continue to receive health insurance coverage for two years.

If Mr. Stilwell voluntarily terminates his employment, subject to certain non-competition provisions, or upon death, Mr. Stilwell will be entitled to receive 40% of the Termination Compensation for the Applicable Severance Period (defined below). Mr. Stilwell would continue to receive health insurance coverage for the Applicable Severance Period. If Mr. Stilwell terminates his employment for Good Reason (defined below), he may elect instead to receive a lump sum amount consisting of (1) any compensation due but not yet paid through the date of termination, and (2) in lieu of any further salary payments, an amount equal to the Termination Compensation times 2.00. Mr. Stilwell would continue to receive health insurance coverage for the Applicable Severance Period.

If Mr. Stilwell is deemed to become disabled, Mr. Stilwell, during the first 12 months after his termination due to disability, he will receive all compensation for which he would have been entitled if he had not been disabled, except such amount would be reduced by any compensation received pursuant to any applicable disability insurance plan of the Company. Thereafter, he will receive 40% of Termination Compensation for the Applicable Severance Period.

In addition to the foregoing, if Mr. Stilwell dies, becomes disabled, is terminated without Just Cause or terminates his employment for Good Reason, except to the extent that Good Reason is caused solely by a Change of Control, Mr. Stilwell will also be paid an additional lump sum payment equal to the Termination Compensation.

“Applicable Severance Period” means the period of time set forth below if termination occurs during the corresponding period indicated:

Four Years	Through May 15, 2005
Five Years	After May 15, 2005

“Good Reason” means the occurrence of any of the following events without Mr. Stilwell’s express written consent: (1) the assignment to Mr. Stilwell of duties inconsistent with the position status of the offices and positions provided for in the Employment Agreement; (2) a reduction by the Company in Mr. Stilwell’s base salary then in effect or the exclusion of Mr. Stilwell from participation in the Company’s benefit plans; (3) an involuntary relocation of Mr. Stilwell more than 50 miles from the location where he worked immediately following his most recent voluntary relocation or the breach by the Company of any other material provision of the Employment Agreement; (4) any purported termination of the employment of Mr. Stilwell by the Company which is not effected in accordance with the Employment Agreement; or (5) the occurrence of a Change of Control within the period of 24 months preceding such termination. The agreement defines “Change in Control” to mean, among other things, if any person or group of persons owns beneficially 25% or more of the combined voting power of the Company’s then-outstanding securities.

Pursuant to the Letter Agreement, if after the term of the Employment Agreement Mr. Stilwell’s continued employment terminates due to death, disability, termination other than for Just Cause or voluntary termination, the Company will pay him (or his estate) the same compensation and provide the same health insurance coverage following termination as he would have been entitled to receive had the Employment Agreement been terminated during its term.

The Company entered into an employment agreement with Philip L. McLaughlin on December 31, 1998. The agreement specifies terms of employment, including compensation. The contract will terminate on July 1, 2005 following Mr. McLaughlin’s 65th birthday. Mr. McLaughlin retired in June 2002 and under the terms of the agreement, he is entitled to receive annually 60% of his Termination Compensation, or $9,604.17, monthly, through June 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers and directors are required under the Securities and Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of these reports must also be furnished to the Company. Based solely upon the review of copies of such reports furnished to the Company through the date hereof, or written representations that no reports were required, the Company believes that during 2004, all filing requirements applicable to its executive officers and directors were met.

CERTAIN TRANSACTIONS INVOLVING DIRECTORS AND

EXECUTIVE OFFICERS

During 2004, the Company’s subsidiaries had, and expect to have in the future, banking transactions with directors of the Company, their immediate families and entities in which they are principal owners (more than 10% interest). The transactions are in the ordinary course of business and on substantially the same terms, including interest rates and security, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectibility or present other unfavorable factors.

The Company has entered into employment agreements and an employment and consulting agreement with certain of its named executive officers and directors and provided other compensation to certain of its directors. See “Employment and Consulting Agreements” above under the section titled “Other Executive Compensation Plans and Arrangements” and “Compensation of Directors” above under the section titled “Additional Information Concerning the Board of Directors.”

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2)

Subject to ratification by the Company’s shareholders, the Company’s Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2005.

Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Recommendation

The Audit Committee and the Board of Directors unanimously recommend the shareholders vote “FOR” such ratification.

Principal Accounting Fees and Services

During the fiscal years ended December 31, 2004 and 2003, the Company engaged Ernst & Young as its independent registered public accounting firm principally to perform the annual audit and to render other allowable services. The following table lists fees paid to Ernst & Young, for services rendered in fiscal years 2004 and 2003.

	2004	2003
Audit Fees	$519,170	$321,495
Audit-Related Fees	28,767	35,150
Tax Fees	53,875	136,250
All Other Fees	—	12,686

Total Fees	$601,812	$505,581

Audit Fees include fees associated with the annual audit of the Company’s consolidated financial statements, incorporated by reference in its annual report on Form 10-K filed with the Securities and Exchange Commission, the audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 and the reviews of the Company’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

Audit-Related Fees primarily include audits of the Company’s employee benefits plans.

Tax Fees primarily include fees associated with compliance, research and consultation.

All Other Fees include fees associated with documentation production requests with regard to litigation involving the Company.

Pre-Approval Policies and Procedures

The Audit Committee charter requires that the Audit Committee pre-approve all audit and non-audit services to be provided to the Company by the independent registered public accounting firm, provided, however, that the Audit Committee may specifically authorize its chairman to pre-approve the provision of any non-audit service to the Company. The foregoing pre-approval policies may be waived with respect to the provision of any non-audit services consistent with the exceptions for the Federal Securities laws. All of the services described above for which Ernst & Young billed the Company were pre-approved by the Company’s Audit Committee. For the fiscal year ended December 31, 2004, the Company’s Audit Committee did not waive the pre-approval requirement of any non-audit services provided to the Company by Ernst & Young.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Under the regulations of the SEC, any shareholder desiring to make a proposal pursuant to Rule 14a-8 of the SEC’s proxy rules to be acted upon at the Company’s 2006 annual meeting of shareholders must present such proposal to the Company’s Secretary at the principal executive offices of the Company at 25 Gatewater Road, Charleston, West Virginia 25313, not later than November 18, 2005 in order for the proposal to be considered for inclusion in the Company’s proxy statement for the 2006 annual meeting of shareholders.

Pursuant to the Company’s Amended and Restated Bylaws, a shareholder may nominate persons for election to the Board of Directors and, pursuant to the Governance Committee’s Charter, the Governance Committee considers nominees recommended by shareholders, in each case, if written notice is submitted to the Company’s Secretary at the principal executive offices of the Company not less than 120 calendar days prior to the first anniversary of the previous year’s annual meeting. If no annual meeting was held in the previous year or if the date of the annual meeting was changed by more than 30 days from the anniversary date of the previous year’s annual meeting, notice by the shareholder must be so received by the later of 120 calendar days prior to such annual meeting or 10 calendar days following the date on which public announcement of the date of the meeting is first made.

The shareholder’s notice must include:

•	as to each person whom the shareholder proposes to nominate for election as a director:

•	all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Exchange Act; and

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as such as a director if elected; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

•	the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner;

•	the class and number of shares of the Company’s capital stock that are owned beneficially and of record by such shareholder and such beneficial owner;

•	a description of all arrangements or understandings between the shareholder and each nominee and any other persons (naming them) pursuant to which the nominations are to be made by the shareholder;

•	a representation that such shareholder is a holder of record of the Company’s stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

•	a representation whether the shareholder intends to solicit proxies from shareholders in support of such nomination.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company’s Secretary within the time limits described in the immediately following paragraph. The shareholder’s notice must contain:

•	as to each matter:

•	a brief description of the business desired to be brought before the meeting;

•	the reasons for conducting such business at the meeting;

•	in the event that such business includes a proposal to amend the Company’s Articles of Incorporation or Bylaws, the language of the proposed amendment; and

•	any material interest in such business of such shareholder and for the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the information described above, with respect to the shareholder proposing such business.

The Company’s Secretary must receive written notice of a shareholder proposal to be acted upon at the 2006 annual meeting not later than the close of business on November 18, 2005. In addition, if the Company does not receive notice of a shareholder proposal at least 45 days before the Company first mails its proxy statement for the 2006 annual meeting, the persons named as proxies in the Company’s proxy card for the 2006 annual meeting will have discretionary authority to vote on such proposal at the 2006 annual meeting.

The requirements found in the Company’s Amended and Restated Bylaws are separate from and in addition to the requirements of the SEC that a shareholder must meet to have a proposal included in the Company’s proxy statement.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors is not informed of any matters, other than those stated above, that may be brought before the annual meeting. However, if any other matters are brought before the annual meeting or any adjournments or postponements thereof, the persons named on the accompanying proxy card or their substitutes will vote with respect to such matters in accordance with their best judgment.

By Order of the Board of Directors,

Victoria A. Evans
Secretary

March 18, 2005

Vote by Telephone

City Holding Company

c/o SunTrust Bank

Stock Transfer Department

P. O. Box 4625

ATLANTA, GA 30302

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh PA 15230-1150.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683

Vote by Internet Access the Website and cast your vote: www.cesvote.com

Vote by Mail Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

If you vote by telephone or Internet, please do not send your proxy by mail.

Proxy card must be signed and dated below.

Please fold and detach card at perforation before mailing.

City Holding Company Proxy

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 27, 2005.

The undersigned shareholder of City Holding Company hereby appoints John W. Alderman, III and Victoria A. Evans and each of them, with full power of substitution, as proxies and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of City Holding Company held of record by the undersigned on March 4, 2005 at the 2005 Annual Meeting of Shareholders to be held on April 27, 2005 or any adjournment or adjournments thereof. The undersigned shareholder authorizes the proxies to cumulate their votes at their discretion.

Dated: , 2005

Signature

Signature, if held jointly

Please date and sign exactly as name appears hereon. If shares are held jointly, each shareholder should sign. Agents, executors, administrators, guardians, trustees, etc. should use full title, and, if more than one, all should sign. If the shareholder is a corporation, please sign full corporate name by the president or another authorized officer. If a partnership, please sign in partnership name by authorized person.

Your vote is important!

Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Meeting.

Proxy card must be signed and dated on the reverse side.

ñ Please fold and detach card at perforation before mailing. ñ

City Holding Company Proxy

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting.

1. PROPOSAL TO ELECT SIX CLASS III DIRECTORS TO SERVE FOR TERMS OF THREE YEARS.

CLASS III NOMINEES:

(1) Samuel M. Bowling (2) Hugh R. Clonch (3) Robert D. Fisher (4) Jay C. Goldman (5) Charles R. Hageboeck (6) Philip L. McLaughlin

FOR (except as marked to the contrary above) WITHHOLD AUTHORITY

To withhold authority to vote for any individual nominee, strike a line through the nominee’s name above.

2. PROPOSAL TO RATIFY THE BOARD OF DIRECTORS’ APPOINTMENT OF ERNST & YOUNG, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR CITY HOLDING COMPANY FOR 2005.

FOR AGAINST ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or adjournments thereof.

Please mark, sign, date and return the proxy promptly using the enclosed envelope.